Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Kathryn Grissom (317) 273-9284 or kathryn.grissom@elancoah.com

Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports Second Quarter 2023 Results and Raises Full Year Guidance

•	Second Quarter 2023 Financial Results

◦	Revenue of $1,057 million, impacted by an estimated $90-$110 million of revenue related to customer purchasing shifted from the second quarter into the first as a result of ERP system commercial ordering blackout period for legacy Bayer Animal Health products in April
◦	Reported Net Loss of $(97) million, Adjusted Net Income of $90 million
◦	Adjusted EBITDA of $222 million or 21.0% of Revenue
◦	Reported EPS of $(0.20), Adjusted EPS of $0.18
◦	Net leverage ratio of 5.9x Adjusted EBITDA

•	Raising full year 2023 guidance ranges to reflect current assumptions:

◦	Revenue of $4,350 to $4,410 million
◦	Reported Net Loss of $127 to $170 million, Reported diluted EPS of $(0.34) to $(0.26)
◦	Adjusted EPS of $0.80 to $0.89, Adjusted EBITDA of $950 to $1,010 million
◦	Net leverage ratio expected at 5.5x to 5.8x Adjusted EBITDA at year-end 2023

•	Announced the Environmental Protection Agency (EPA) completed its review of Seresto®, confirming continued registration

GREENFIELD, Ind (August 7, 2023) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported financial results for the second quarter of 2023, provided guidance for the third quarter of 2023, and raised guidance for the full year 2023.

“Elanco exceeded expectations for the second quarter and first half of 2023, putting us on track to return to revenue growth in the second half and raise full year guidance for revenue, adjusted EBITDA and adjusted EPS. Excluding the estimated impact of the successful ERP integration in the second quarter, we delivered sequential improvement in topline performance driven by strong performance in our U.S. Pet Health and International Farm Animal businesses, and contributions from new products and price,” said Jeff Simmons, Elanco president and CEO. “In addition to our improving business performance, Elanco advanced key drivers of our strategic Innovation, Pipeline, and Portfolio framework. I am very pleased with the positive EPA resolution on Seresto and proud that we have launched our Canine Parvovirus Monoclonal Antibody treatment, providing veterinarians with a breakthrough lifesaving product for infected dogs."

“We also made significant progress on our late-stage pipeline – advancing strategic programs and enhancing our confidence in our differentiation and launch revenue plans. By the end of August, we expect the FDA will have all data necessary to approve our differentiated JAK inhibitor for canine dermatology, our differentiated broad spectrum parasiticide for dogs, and Bovaer, a novel product for methane reduction in cattle, supporting our timeline for a path to approval in the first half of 2024 for these potential blockbusters. We are very encouraged by this progress and are intently focused on our launch preparation strategies.”

Financial Highlights

Second Quarter Results (dollars in millions, except per share amounts)	2023	2022	Change (%)	CC Change(1) (%)
Pet Health	$518	$610	(15)%	(14)%
Farm Animal	$527	$553	(5)%	(3)%
Cattle	$210	$248	(15)%	(13)%
Poultry	$178	$174	2%	5%
Swine	$89	$89	0%	1%
Aqua	$50	$42	19%	17%
Contract Manufacturing	$12	$12	0%	1%
Total Revenue	$1,057	$1,175	(10)%	(9)%
Reported Net Loss	$(97)	$(10)	870%
Adjusted EBITDA	$222	$304	(27)%
Reported EPS	$(0.20)	$(0.02)	(900)%
Adjusted EPS	$0.18	$0.39	(54)%

(1) CC = Constant Currency, representing the growth rate excluding the impact of foreign exchange rates.

Numbers may not add due to rounding.

In the second quarter of 2023, revenue was $1,057 million, a decrease of 10% on a reported basis, or a decrease of 9% excluding the unfavorable impact from foreign exchange rates, compared to the second quarter of 2022. Revenue in the period was unfavorably impacted by customer purchases of legacy Bayer Animal Health products that the company believes were shifted from the second quarter of 2023 into the first quarter as a result of the communicated commercial shipping blackout period in April resulting from the company’s ERP system integration (the “ERP Blackout”). Aligned with estimates communicated with first quarter financial results, the company estimates $90 million to $110 million of revenue detriment to the second quarter, or an estimated 8 to 9 percentage point reduction in growth, as a result of the ERP Blackout. The system integration was executed in line with the company’s expectations. Beyond the negative impact of the ERP Blackout in the second quarter, estimated year over year revenue performance improved sequentially for the second straight quarter.

The following table summarizes the estimated impact from the ERP Blackout on Pet Health and Farm Animal revenue:

Second Quarter Results (dollars in millions)	2023	CC Change(1) (%)	Estimated ERP Blackout Impact (%)	Estimated ERP Blackout Impact ($)
Pet Health	$518	(14)%	(11)% to (13)%	$(65) to $(80)
Farm Animal	$527	(3)%	(5)%	$(25) to $(30)
Contract Manufacturing	$12	1%	0%	0%
Total Revenue	$1,057	(9)%	(8)% to (9)%	$(90) to $(110)

(1) CC = Constant Currency, representing the growth rate excluding the impact of foreign exchange rates.

Numbers may not add due to rounding.

Pet Health revenue was $518 million, a 15% decrease on a reported basis or a decrease of 14% excluding the unfavorable impact from foreign exchange rates, with a 4% increase from price, compared to the second quarter of 2022. Excluding the estimated ERP Blackout impact, the year over year constant currency decline in the second quarter was primarily driven by declines in demand for retail parasiticide products in Spain and continued competitive pressure on certain parasiticide products in the U.S., partially offset by improved price, higher demand for pain products in the U.S., revenue from new products and increased demand for U.S. OTC products, including a shift of approximately $10 million related to retailer promotion events that the company expected to occur in the third quarter of 2023.

Farm Animal revenue was $527 million, a 5% decrease on a reported basis or a decrease of 3% excluding the unfavorable impact from foreign exchange rates, with a 3% increase from price compared to the second quarter of 2022. Excluding the estimated ERP Blackout impact, the year over year constant currency growth in the second quarter was primarily driven by revenue from new products, led by Experior, strength in European poultry, and aqua demand, partially offset by supply constraints for cattle vaccines in the U.S. and a weaker sheep season.

Contract Manufacturing revenue was $12 million, flat on a reported basis or an increase of 1% excluding the unfavorable impact from foreign exchange rates, driven primarily by disruptions in supply from the company’s vaccine manufacturing facility.

Reported and adjusted gross profit was $623 million, or 58.9% of revenue, in the second quarter of 2023. Reported and adjusted gross profit as a percent of revenue increased 10 basis points, primarily driven by improved price, the impact of favorable foreign exchange rates across our European manufacturing footprint, partially offset by the ERP Blackout and inflation. The company believes gross profit as a percent of revenue was negatively impacted by an estimated 150 to 180 basis points from the ERP Blackout, as the average gross margin of those products is greater than Elanco's overall average gross margin.

Total operating expense was $434 million for the second quarter of 2023. Marketing, selling and administrative expenses increased 3% to $353 million, and research and development expenses decreased 1% to $81 million. The increase in total operating expenses was primarily driven by higher employee related expenses and increased promotional spend, primarily supporting the U.S. Pet Health business, partially offset by the favorable impact from foreign exchange rates.

Asset impairment, restructuring and other special charges were $35 million in the second quarter of 2023 compared to $86 million in the second quarter of 2022. Charges recorded in the second quarter of 2023 primarily related to costs associated with the implementation of new systems, programs and processes due to the integration of Bayer Animal Health. The ERP system go-live was completed in April 2023, with continued performance optimization expected over the next several quarters.

Reported and adjusted net interest expense was $74 million in the second quarter of 2023, an increase of $7 million on a reported basis and $24 million on an adjusted basis, compared to the second quarter of 2022. The increase was driven by the impact of rate increases on variable rate debt and rate increases on our Senior Notes driven by credit downgrades. On a reported basis, the increase was partially offset by a $17 million debt extinguishment charge in the second quarter of 2022.

Other expense was $23 million in the second quarter of 2023, compared with income of $6 million in the second quarter of 2022. Other expense recorded in the second quarter of 2023 primarily consisted of an accrual for a potential settlement related to the Seresto class action lawsuits and to a lesser extent the impact of hyperinflationary accounting in Turkey and Argentina. Other income recorded in the second quarter of 2022 primarily related to a gain on the disposal of the microbiome R&D platform.

The reported effective tax rate decreased to (23.0)% in the second quarter of 2023 compared to 28.6% in the second quarter of 2022, primarily driven by the jurisdictional mix of Elanco earnings and a benefit from a cash interest rate swap settlement in the second quarter of 2022. The adjusted effective tax rate increased to 19.9% in the second quarter of 2023 compared to 13.2% in the second quarter of 2022, primarily driven by the jurisdictional mix of Elanco earnings and certain favorable return to provision adjustments that impacted the second quarter of 2022.

Net loss for the second quarter of 2023 was $97 million and $0.20 per diluted share on a reported basis, compared with net loss of $10 million and $0.02 per diluted share for the same period in 2022. On an adjusted basis, net income for the second quarter of 2023 was $90 million, or $0.18 per diluted share, a 54% decrease compared with the same period in 2022. The company estimates adjusted EPS in the second quarter includes a $0.11 to $0.14 detriment from the ERP Blackout, assuming a corporate consolidated tax rate of 21.9%, aligned with the first quarter of 2023.

Adjusted EBITDA was $222 million in the second quarter of 2023, a 27% decrease compared to the second quarter of 2022. Adjusted EBITDA as a percent of revenue was 21.0% compared with 25.9% for the second quarter of 2022, a decrease of 490 basis points. The company estimates adjusted EBITDA in the second quarter includes a $70 million to $90 million detriment from the ERP Blackout, or a 450 to 540 basis point detriment in adjusted EBITDA as a percent of revenue.

The following table summarizes the estimated impact from the ERP Blackout on adjusted EBITDA and adjusted EPS:

Second Quarter Results (dollars in millions, except per share amounts)	2023	Change (%)	Estimated ERP Blackout Impact
Adjusted EBITDA	$222	(27)%	$(70) to $(90)
Adjusted EPS	$0.18	(54)%	$(0.11) to $(0.14)

Working Capital and Balance Sheet

Cash provided by operations was $61 million in the second quarter of 2023 compared to cash provided by operations of $312 million in the second quarter of 2022. The decrease in cash from operations in the second quarter of 2023 reflects the impact of interest rate swap settlements from the second quarter of 2022, higher net loss, and increased net working capital, driven by higher inventory.

As of June 30, 2023, Elanco’s net leverage ratio was 5.9x adjusted EBITDA, compared to 5.4x as of March 31, 2023.

First Half Results (dollars in millions, except per share amounts)	2023	2022	Change (%)	CC Change(1) (%)
Pet Health	$1,193	$1,250	(5)%	(3)%
Farm Animal	$1,100	$1,122	(2)%	1%
Cattle	$458	$495	(7)%	(5)%
Poultry	$361	$353	2%	6%
Swine	$191	$189	1%	5%
Aqua	$90	$85	6%	6%
Contract Manufacturing	$21	$29	(28)%	(23)%
Total Revenue	$2,314	$2,401	(4)%	(1)%
Reported Net Income	$6	$41	(85)%
Adjusted EBITDA	$601	$642	(6)%
Reported EPS	$0.01	$0.08	(88)%
Adjusted EPS	$0.63	$0.75	(16)%

(1) CC = Constant Currency, representing the growth rate excluding the impact of foreign exchange rates.

Numbers may not add due to rounding.

In the first half of 2023, revenue was $2,314 million, a decrease of 4% on a reported basis, or a decrease of 1% excluding the unfavorable impact from foreign exchange rates, compared to the first half of 2022.

Pet Health revenue was $1,193 million, a 5% decrease on a reported basis or a decrease of 3% excluding the unfavorable impact from foreign exchange rates, with a 5% increase from price, compared to the first half of 2022.

The Advantage® Family of products contributed $252 million, a decrease of 4% excluding the unfavorable impact from foreign exchange rates compared to the first half of 2022. Seresto revenue was $247 million, a decrease of 7% excluding the unfavorable impact from foreign exchange rates, compared to the first half of 2022. Both products grew in the U.S., but declined outside the U.S. compared to the first half of 2022.

Farm Animal revenue was $1,100 million, a 2% decrease on a reported basis or a 1% increase excluding the unfavorable impact from foreign exchange rates, with a 4% increase from price compared to the first half of 2022.

Select Business Highlights Since the Last Earnings Call

•	Environmental Protection Agency (EPA) completed its review of Seresto® and confirmed the continued registration of the product.
•	Launched Canine Parvovirus Monoclonal Antibody treatment in U.S. after receiving all U.S. Department of Agriculture state approvals.
•	Entered into $300 million accounts receivable asset securitization facility, with the intent to retire the company’s August 2023 bonds on August 7, 2023.
•	Released 2022 Environmental, Social and Governance Report, demonstrating sustainability progress in internal operations and customer collaborations.

Financial Guidance

Elanco is updating financial guidance for the full year 2023, summarized in the following table:

2023 Full Year (dollars in millions, except per share amounts)	May Guidance			August Guidance
Revenue	$4,310	to	$4,400	$4,350	to	$4,410
Reported Net Income (Loss)	$(134)	to	$(98)	$(170)	to	$(127)
Adjusted EBITDA	$940	to	$1,000	$950	to	$1,010
Reported EPS	$(0.27)	to	$(0.20)	$(0.34)	to	$(0.26)
Adjusted EPS	$0.76	to	$0.83	$0.80	to	$0.89

Elanco is raising its full year 2023 guidance for revenue, adjusted EBITDA and adjusted earnings per share. The raised revenue guidance is driven by increased expectations for U.S. Pet Health, poultry and aqua, partially offset by lowered expectations for U.S. Farm Animal and contract manufacturing revenue. The impact of foreign exchange on revenue is now expected to be a headwind of approximately $25 million to $30 million, a $5 million increase from May, from the unfavorable impact of foreign exchange rates compared to the prior year. On a constant currency basis, the company expects the year-over-year change in revenue to be between a 1% decline and 1% growth. For adjusted EBITDA, overperformance in the second quarter is expected to be offset in the second half of the year by gross margin pressure from expected sales mix and reduced plant utilization to decrease balance sheet inventory as well as increased investment in Pet Health to drive portfolio momentum and support launch preparations. In addition to the items impacting adjusted EBITDA, improved expectations on interest expense and tax are reflected in the raised adjusted EPS guidance.

Additionally, the company is providing guidance for the third quarter of 2023, as summarized in the following table:

2023 Third Quarter (dollars in millions, except per share amounts)	Guidance
Revenue	$1,025	to	$1,060
Reported Net Income (Loss)	$(92)	to	$(69)
Adjusted EBITDA	$170	to	$200
Reported EPS	$(0.18)	to	$(0.14)
Adjusted EPS	$0.08	to	$0.13

Revenue guidance for the third quarter represents an estimated 1% decline to 2% growth excluding the estimated benefit of approximately $10 million from the favorable impact of foreign exchange rates compared to the prior year.

The financial guidance reflects interest rates and foreign exchange rates consistent with those as of the beginning of August.

Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS

Elanco will host a webcast and conference call at 8:00 a.m. Eastern time today, during which company executives will review second quarter financial and operational results, discuss third quarter and full year 2023 financial guidance, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/investor/events-and-presentations.

ABOUT ELANCO

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ – all to advance the health of animals, people, the planet and our enterprise. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements concerning product launches and revenue from such products, our 2023 full year and third quarter guidance and long-term expectations, our expectations regarding debt levels, and expectations regarding our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important risk factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including but not limited to the following:

•	heightened competition, including from generics;

•	the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

•	changes in regulatory restrictions on the use of antibiotics in farm animals;

•	our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

•	consolidation of our customers and distributors;

•	an outbreak of infectious disease carried by farm animals;

•	demand, supply and operational challenges associated with the effects of a human disease outbreak, epidemic, pandemic or other widespread public health concern;

•	the potential impact on our business and global economic conditions resulting from the conflict involving Russia and Ukraine;

•	the success of our research and development (R&D) and licensing efforts;

•	misuse, off-label or counterfeiting use of our products;

•	unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;

•	fluctuations in our business results due to seasonality and other factors;

•	the impact of weather conditions, including those related to climate change, and the availability of natural resources;

•	risks related to the modification of foreign trade policy;

•	risks related to currency exchange rate fluctuations;

•	our dependence on the success of our top products;

•	the impact of customer exposure to rising costs and reduced customer income;

•	the lack of availability or significant increases in the cost of raw materials;

•	the impact of increased or decreased sales into our distribution channels resulting in fluctuations in our revenues;

•	risks related to the write-down of goodwill or identifiable intangible assets;

•	risks related to the evaluation of animals;

•	manufacturing problems and capacity imbalances;

•	the impact of litigation, regulatory investigations and other legal matters, including the risk to our reputation and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;

•	actions by regulatory bodies, including as a result of their interpretation of studies on product safety;

•	risks related to tax expense or exposure;

•	risks related to environmental, health and safety laws and regulations;

•	risks related to our presence in foreign markets;

•	challenges to our intellectual property rights or our alleged violation of rights of others;

•	our dependence on sophisticated information technology and infrastructure and the impact of breaches of our information technology systems;

•	the impact of increased regulation or decreased financial support related to farm animals;

•	adverse effects of labor disputes, strikes, work stoppages and the loss of key personnel or highly skilled employees;

•	risks related to underfunded pension plan liabilities;

•	our ability to complete acquisitions and successfully integrate the businesses we acquire, including Kindred Biosciences, Inc. (KindredBio) and the animal health business of Bayer Aktiengesellschaft (Bayer Animal Health);

•	the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that limit our operating flexibility, and changes in our credit ratings that lead to higher borrowing expenses;

•	risks related to certain governance provisions in our constituent documents; and

•	any failure to maintain an effective system of disclosure controls and internal control over financial reporting, including arising from an identified material weakness.

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

Use of Non-GAAP Financial Measures:

We use non-GAAP financial measures, such as revenue excluding the impact of foreign exchange rate effects, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted EPS, adjusted gross profit, adjusted gross margin and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures. We encourage investors to review our unaudited condensed consolidated and combined financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

Availability of Certain Information

We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco, including an Investor Overview presentation containing a general overview of the business which can be found in the Events and Presentations page of the website.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated Statements of Operations

(Dollars and shares in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$1,057	$1,175	$2,314	$2,401
Costs, expenses, and other:
Cost of sales	434	484	928	993
Research and development	81	82	162	163
Marketing, selling, and administrative	353	343	680	666
Amortization of intangible assets	136	133	270	270
Asset impairment, restructuring, and other special charges	35	86	75	126
Interest expense, net of capitalized interest	74	67	138	119
Other expense (income), net	23	(6)	32	3
(Loss) income before income taxes	$(79)	$(14)	$29	$61
Income tax expense (benefit)	18	(4)	23	20
Net (loss) income	$(97)	$(10)	$6	$41
(Loss) earnings per share:
Basic	$(0.20)	$(0.02)	$0.01	$0.08
Diluted	$(0.20)	$(0.02)	$0.01	$0.08
Weighted average shares outstanding:
Basic	492.6	488.4	491.8	488.2
Diluted	492.6	488.4	492.7	492.1

Elanco Animal Health Incorporated

Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information

(Unaudited)

(Dollars and shares in millions, except per share data)

We define adjusted gross profit as total revenue less adjusted cost of sales and adjusted gross margin as adjusted gross profit divided by total revenue.

We define adjusted net income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), which includes debt extinguishment losses, income tax expense (benefit), and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations.

We define adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding for the periods ended June 30, 2023 and 2022.

We define net debt as gross debt less cash and cash equivalents on the balance sheet. We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define the net leverage ratio as gross debt less cash and cash equivalents divided by adjusted EBITDA. This calculation does not include Term Loan B covenant-related adjustments that reduce this leverage ratio.

The following is a reconciliation of GAAP Reported for the three months ended June 30, 2023 and 2022 to Selected Non-GAAP Adjusted information:

	Three Months Ended June 30, 2023			Three Months Ended June 30, 2022
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Amortization of intangible assets	$136	$136	$—	$133	$133	$—
Asset impairment, restructuring and other special charges (1)	35	35	—	86	86	—
Interest expense, net of capitalized interest (2)	74	—	74	67	17	50
Other expense (income), net (3)	23	21	2	(6)	(2)	(4)
(Loss) income before taxes	(79)	192	113	(14)	234	220
Income tax expense (benefit) (4)	18	(5)	23	(4)	(33)	29
Net (loss) income	$(97)	$187	$90	$(10)	$201	$191
(Loss) earnings per share:
basic	$(0.20)	$0.38	$0.18	$(0.02)	$0.41	$0.39
diluted	$(0.20)	$0.38	$0.18	$(0.02)	$0.41	$0.39
Adjusted weighted average shares outstanding:
basic	492.6	492.6	492.6	488.4	488.4	488.4
diluted (5)	492.6	492.6	492.6	488.4	492.0	492.0

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can also assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the three months ended June 30, 2023 and 2022 include the following:

(1)	Adjustments of $35 million for the three months ended June 30, 2023 related to charges associated with integration efforts and external costs related to the acquisition of Bayer Animal Health. Adjustments of $86 million for the three months ended June 30, 2022, primarily related to charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio ($26 million) and a nonrecurring charge for acquired IPR&D with no alternative future use that was recorded upon the initial consolidation of a variable interest entity that is not a business ($59 million).

(2)	Adjustments of $17 million for the three months ended June 30, 2022, primarily related to a loss recorded in connection with the partial early extinguishment of our 4.272% Senior Notes due 2023.

(3)	Adjustments of $21 million for the three months ended June 30, 2023 primarily related to an accrual of $15 million during the quarter for a potential settlement related to the Seresto class action lawsuits, as well as the impact of hyperinflationary accounting in Turkey (approximately $5 million). Adjustments of $2 million for the three months ended June 30, 2022, primarily related to a gain on the disposal of the microbiome R&D platform.

(4)	Adjustments of $5 million for the three months ended June 30, 2023 represent the income tax expense associated with the adjusted items discussed above, partially offset by an increase in the valuation allowance recorded against our deferred tax assets during the period ($8 million). Adjustments of $33 million for the three months ended June 30, 2022, represent the income tax expense associated with the adjusted items discussed above and the reversal of tax expense that was previously stranded in accumulated other comprehensive income due to an interest rate swap settlement ($17 million), partially offset by an increase in the valuation allowance recorded against our deferred tax assets during the period ($24 million).

(5)	During the three months ended June 30, 2022, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same period, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating adjusted EPS include 3.6 million of common stock equivalents.

	Three Months Ended June 30,
	2023	2022
As reported diluted EPS	$(0.20)	$(0.02)
Amortization of intangible assets	0.28	0.27
Asset impairment, restructuring and other special charges	0.07	0.17
Interest expense, net of capitalized interest	—	0.03
Other (income) expense, net	0.04	—
Subtotal	0.39	0.47
Tax impact of adjustments (1)	(0.01)	(0.06)
Total adjustments to diluted EPS	$0.38	$0.41

Adjusted diluted EPS (2)	$0.18	$0.39

Numbers may not add due to rounding.

(1) 2023 includes the favorable adjustment relating to the increase in the valuation allowance recorded against our deferred tax assets (impact of $0.01 per share) during the three months ended June 30, 2023. 2022 includes the unfavorable adjustment relating to the reversal of tax expense that was previously stranded in accumulated other comprehensive loss due to an interest rate swap settlement (impact of $0.03 per share) and the favorable adjustment relating to the increase in the valuation allowance recorded against our deferred tax assets (impact of $0.04 per share) during the three months ended June 30, 2022.

(2) Adjusted diluted EPS is calculated as the sum of as reported diluted EPS and total adjustments to diluted EPS.

The following is a reconciliation of GAAP Reported for the six months ended June 30, 2023 and 2022 to Selected Non-GAAP Adjusted information:

	Six Months Ended June 30, 2023			Six Months Ended June 30, 2022
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Cost of sales (1)	$928	$1	$927	$993	$—	$993
Amortization of intangible assets	270	270	—	270	270	—
Asset impairment, restructuring and other special charges (2)	75	75	—	126	126	—
Interest expense, net of capitalized interest (3)	138	—	138	119	17	102
Other expense, net (4)	32	19	13	3	(1)	4
Income before taxes	29	365	394	61	412	473
Income tax expense (5)	23	(61)	84	20	(84)	104
Net income	$6	$304	$310	$41	$328	$369
Earnings per share:
basic	$0.01	$0.62	$0.63	$0.08	$0.67	$0.75
diluted	$0.01	$0.62	$0.63	$0.08	$0.67	$0.75
Adjusted weighted average shares outstanding:
basic	491.8	491.8	491.8	488.2	488.2	488.2
diluted	492.7	492.7	492.7	492.1	492.1	492.1

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can also assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the six months ended June 30, 2023 and 2022 include the following:

(1)	Adjustments of $1 million for the six months ended June 30, 2023 primarily related to amortization of inventory fair value adjustments recorded from the acquisition of certain assets of NutriQuest, LLC.

(2)	Adjustments of $75 million for the six months ended June 30, 2023 related to charges associated with integration efforts and external costs related to the acquisition of Bayer Animal Health. Adjustments of $126 million for the six months ended June 30, 2022, primarily related to charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio ($50 million), a nonrecurring charge for acquired IPR&D with no alternative future use that was recorded upon the initial consolidation of a variable interest entity that is not a business ($59 million) and the finalization of a write-down charge associated with the sale of our manufacturing site in Speke, U.K. ($22 million), partially offset by adjustments from the reversal of severance accruals ($7 million).

(3)	Adjustments of $17 million for the six months ended June 30, 2022, primarily related to a loss recorded in connection with the partial early extinguishment of our 4.272% Senior Notes due 2023.

(4)	Adjustments of $19 million for the six months ended June 30, 2023 primarily related to an accrual of $15 million during the second quarter for a potential settlement related to the Seresto class action lawsuits, as well as the impact of hyperinflationary accounting in Turkey (approximately $4 million). Adjustments of $1 million for the six months ended June 30, 2022, primarily related to a gain on the disposal of the microbiome R&D platform.

(5)	Adjustments of $61 million for the six months ended June 30, 2023 represent the income tax expense associated with the adjusted items discussed above, partially offset by an increase in the valuation allowance recorded against our deferred tax assets during the period ($12 million). Adjustments of $84 million for the six months ended June 30, 2022, represent the income tax expense associated with the adjusted items discussed above and the reversal of tax expense that was previously stranded in accumulated other comprehensive income due to an interest rate swap settlement ($17 million), partially offset by an increase in the valuation allowance recorded against our deferred tax assets during the period ($10 million).

	Six Months Ended June 30,
	2023	2022
As reported diluted EPS	$0.01	$0.08
Amortization of intangible assets	0.55	0.55
Asset impairment, restructuring and other special charges	0.15	0.26
Interest expense, net of capitalized interest	—	0.03
Other (income) expense, net	0.04	0.00
Subtotal	0.74	0.84
Tax impact of adjustments (1)	(0.12)	(0.17)
Total Adjustments to EPS	$0.62	$0.67

Adjusted diluted EPS (2)	$0.63	$0.75

Numbers may not add due to rounding.

(1)	2023 includes the favorable adjustment relating to the increase in the valuation allowance recorded against our deferred tax assets (impact of $0.02 per share) during the six months ended June 30, 2023. 2022 includes the unfavorable adjustments relating to the reversal of tax expense that was previously stranded in accumulated other comprehensive loss due to an interest rate swap settlement (impact of $0.03 per share) and the decrease in the valuation allowance recorded against our deferred tax assets (impact of $0.02 per share) during the six months ended June 30, 2022.

(2)	Adjusted diluted EPS is calculated as the sum of as reported diluted EPS and total adjustments to diluted EPS.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income, enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of U.S. GAAP net income three and six months ended June 30, 2023 and 2022 to EBITDA, adjusted EBITDA, and adjusted EBITDA Margin, which is adjusted EBITDA divided by total revenue, for the respective periods:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Reported net (loss) income	$(97)	$(10)	$6	$41
Net interest expense	74	67	138	119
Income tax (benefit) expense	18	(4)	23	20
Depreciation and amortization	177	171	350	347
EBITDA	$171	$224	$516	$527
Non-GAAP adjustments:
Cost of sales	$—	$—	$1	$—
Asset impairment, restructuring and other special charges	35	86	75	126
Other expense (income), net	21	(2)	19	(1)
Accelerated depreciation and amortization (1)	(5)	(5)	(10)	(10)
Adjusted EBITDA	$222	$304	$601	$642
Adjusted EBITDA margin	21.0%	25.9%	26.0%	26.7%

Numbers may not add due to rounding.

(1) Represents depreciation and amortization of certain assets that was accelerated during the three and six months ended June 30, 2023 and 2022. This amount must be added back to arrive at adjusted EBITDA because it is included in asset impairment, restructuring and other special charges but it has already been excluded from EBITDA in the "Depreciation and amortization" row above.

The following is a reconciliation of gross debt to net debt as of June 30, 2023:

Long-term debt	6,023
Current portion of long-term debt	39
Less: Unamortized debt issuance costs	(56)
Total gross debt	6,118
Less: Cash and cash equivalents	367
Net Debt	5,751

Elanco Animal Health Incorporated

Guidance

Reconciliation of 2023 full year reported EPS guidance to 2023 adjusted EPS guidance is as follows:

	Full Year 2023 Guidance
Reported loss per share	$(0.34)	to	$(0.26)
Amortization of intangible assets	Approx. $1.09
Asset impairment, restructuring, and other special charges(1)	$0.18	to	$0.22
Other expense, net	Approx. $0.04
Subtotal	$1.32	to	$1.36
Tax impact of adjustments	$(0.21)	to	$(0.17)
Total adjustments to EPS	$1.14	to	$1.15
Adjusted earnings per share(2)	$0.80	to	$0.89

Numbers may not add due to rounding.

(1) Asset impairment, restructuring, and other special charges adjustments primarily relate to integration efforts of acquired businesses, including the animal health business of Bayer.

(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2023 full year reported net loss to adjusted EBITDA guidance is as follows:

$ millions	Full Year 2023 Guidance
Reported net loss	$(170)	to	$(127)
Net interest expense	Approx. $305
Income tax benefit	$6	to	$44
Depreciation and amortization	Approx. $690
EBITDA	$830	to	$911
Non-GAAP adjustments
Cost of Sales	Approx. $1
Asset impairment, restructuring, and other special charges	Approx. $100
Accelerated depreciation and amortization	Approx. $(10)
Other income, net	Approx. $22
Adjusted EBITDA	$950	to	$1,010
Adjusted EBITDA margin	21.8%	to	22.9%

Reconciliation of 2023 third quarter reported EPS guidance to 2023 third quarter adjusted EPS guidance is as follows:

	Third Quarter 2023 Guidance
Reported loss per share	$(0.18)	to	$(0.14)
Amortization of intangible assets	Approx. $0.27
Asset impairment, restructuring, and other special charges (1)	$0.02	to	$0.04
Subtotal	$0.30	to	$0.32
Tax impact of adjustments	$(0.05)	to	$(0.03)
Total adjustments to EPS	Approx $0.27
Adjusted earnings per share (2)	$0.08	to	$0.13

Numbers may not add due to rounding.

(1) Asset impairment, restructuring, and other special charges adjustments are related to integration efforts, including the acquisition of the animal health business of Bayer.

(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2023 third quarter reported net loss to 2023 third quarter adjusted EBITDA guidance is as follows:

$ millions	Third Quarter 2023 Guidance
Reported net loss	$(92)	to	$(69)
Net interest expense	Approx. $80
Income tax provision	$(12)	to	$6
Depreciation and amortization	Approx. $170
EBITDA	$148	to	$188
Non-GAAP adjustments
Asset impairment, restructuring, and other special charges	Approx. $15
Other expense, net	Approx. $2
Adjusted EBITDA	$170	to	$200
Adjusted EBITDA margin	16.6%	to	18.9%